September 29, 1997




Board of Directors
Westwood Homestead Financial Corporation
3002 Harrison Avenue
Cincinnati, Ohio 45211-5789

       Re:  Registration Statement on Form S-8
            Westwood Homestead Financial Corporation Management
            Recognition Plan and Westwood Homestead Financial
            Corporation 1997 Stock Option Plan

Dear Board Members:

       We have acted as special counsel to Westwood Homestead Financial Corporation, an Indiana Corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 398,072 shares of common stock, par value $.01 per share (the "Common Stock") of the Company which may be issued pursuant to the Westwood Homestead Financial Corporation Management Recognition Plan and Westwood Homestead Financial Corporation 1997 Stock Option Plan (together, the "Plans"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

       We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plans will be legally issued, fully paid, and nonassessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                        Very truly yours,

                        Housley Kantarian & Bronstein, P.C.


                        By /s/ Cynthia R. Cross
                           --------------------------------
                           Cynthia R. Cross, Esquire